EXHIBIT 2.1

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2006

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Silver Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous periods.

Minco Silver Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	September 30 2006	December 31 2005

ASSETS

Current assets
Cash and cash equivalents	$119,406	$90,989
Short-term investments (Note 2)	5,883,678	7,324,904
Receivables	57,736	36,991
Prepaid expenses and deposits	105,940	61,847

Total current assets	6,166,760	7,514,731

Plant, property and equipment (Note 4)	80,079	42,062

Total assets	$6,246,839	$7,556,793

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Notes 3 and 6(a))	$725,205	$649,570
Due to Minco China (Note 6(b))	673,183	119,237

Total current liabilities	1,398,388	768,807

Long-term liabilities (Note 3)	-	460,000
Total liabilities	1,398,388	1,228,807
Commitments and contingencies (Notes 3, 8 and 10)

SHAREHOLDERS' EQUITY
Share capital (Note 5(a))	9,173,633	9,059,258

Contributed surplus (Note 5(c))	723,498	152,498

Deficit accumulated during the exploration stage	(5,048,680)	(2,883,770)

Total shareholders’ equity	4,848,451	6,327,986

Total liabilities and shareholders’ equity	$6,246,839	$7,556,793
See accompanying notes to consolidated financial statements

On behalf of the Board:	“Chan-Seng Lee”	“William Meyer”
Chan-Seng Lee	William Meyer

Director Director

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep 30, 2006	Three Months Ended Sep 30, 2005	Nine Months Ended Sep 30, 2006	Nine Months Ended Sep 30, 2005	Cumulative from August 20, 2004 (inception) to Sep 30, 2006

Exploration permits	$-	$219,594	$-	$219,594	$1,739,594
Other exploration costs (Note 3)	492,300	146,495	897,272	217,210	1,259,022
Total exploration costs	492,300	366,089	897,272	436,804	2,998,616

Administrative expenses
Accounting and audit	-	10,437	69,182	17,951	142,238
Amortization	3,478	370	7,111	468	14,072
Consulting	15,730	6,476	52,663	19,475	103,741
Director’s fees	12,000	-	28,500	-	28,500
Foreign exchange loss (gain)	(69,911)	7,651	(75,733)	3,417	(70,930)
Investor relations	136,540	13,170	266,383	36,635	401,779
Legal	12,386	68,214	34,631	80,459	184,446
Regulatory and filing	10,547	16,688	37,634	28,634	122,730
Rent and other office expenses	58,128	23,621	179,749	81,139	343,920
Property investigation	23,216	45,664	77,832	54,228	169,192
Rent	24,198	11,106	75,496	33,548	137,372
Salaries and benefits	68,456	26,402	178,878	64,849	296,313
Stock based compensation	240,000	-	598,000	-	649,000
Telephone	3,791	1,466	9,864	4,343	18,471
Travel and transportation	10,170	4,768	29,867	19,324	73,519

	510,570	218,693	1,454,830	387,255	2,385,001

Operating loss	(1,002,870)	(584,782)	(2,352,102)	(824,059)	(5,383,617)

Interest and sundry income	69,073	7,296	187,192	66,891	334,937

Loss for the period	(933,797)	(577,486)	(2,164,910)	(757,168)	(5,048,680)

Deficit, beginning of period	(4,114,883)	(330,625)	(2,883,770)	(150,943)	-

Deficit, end of period	$(5,048,680)	$(908,111)	$(5,048,680)	$(908,111)	$(5,048,680)

Loss per share - basic and diluted	$(0.04)	$(0.02)	$(0.09)	$(0.03)	$(0.22)

Weighted average number of common shares outstanding
- basic and diluted	25,265,900	24,276,000	25,247,670	22,248,044	22,455,707

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited – Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended Sep 30, 2006	Three Months Ended Sep 30, 2005	Nine Months Ended Sep 30, 2006	Nine Months Ended Sep 30, 2005	Cumulative from August 20, 2004 (inception) to Sep 30, 2006

Cash flows from (used in) operating activities
Net loss for the period	$(933,797)	$(577,486)	$(2,164,910)	$(757,168)	$(5,048,680)
Adjustment for items not involving cash:
- exploration permits	-	-	-	-	920,000
- exploration costs	-	-	-	-	63,331
- stock-based compensation (Note 5(d))	240,000	-	598,000	-	649,000
- amortization	3,478	370	7,111	468	14,072
Changes in non-cash working capital items:
- decrease (increase) in receivables	(26,710)	19,802	(20,745)	(11,756)	(57,736)
- decrease (increase) in prepaid expenses and deposits	131,217	-	(44,093)	(16,000)	(105,940)
- increase in accounts payable and accrued liabilities	5,098	57,444	51,635	96,283	265,205

	(580,714)	(499,870)	(1,573,002)	(688,173)	(3,300,748)

Cash flows from (used in) financing activities
Proceeds from issuance of shares (Note 5(a))	-	34,501	87,375	5,095,792	9,184,800
Advances from Minco China (Note 6(b))	293,600	231,787	553,946	315,583	673,183

	293,600	266,288	641,321	5,411,375	9,857,983

Cash flows from (used in) investing activities
Acquisition of equipment	(7,320)	(5,392)	(45,128)	(9,629)	(94,151)
Acquisition of exploration permits	(436,000)	-	(436,000)	-	(460,000)
Decrease (increase) in short-term investments	560,461	138,213	1,441,226	(4,758,785)	(5,883,678)

	117,141	132,821	960,098	(4,768,414)	(6,437,829)

Increase in cash and cash equivalents	(169,973)	(100,761)	28,417	(45,212)	119,406

Cash and cash equivalents, beginning of period	289,379	125,899	90,989	70,350	-

Cash and cash equivalents, end of period	$119,406	$25,138	$119,406	$25,138	$119,406

Supplemental disclosure of cash flow information
Interest paid in cash	$-	$-	$-	$-	$-
Income taxes paid in cash	$-	$-	$-	$-	$-

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

1.

Nature of Business and Basis of Presentation

Minco Silver Corporation was incorporated on August 20, 2004 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of silver mineral properties. At September 30, 2006, Minco Silver Corporation was a 55.4% owned subsidiary of Minco Mining & Metals Corporation (“Minco Mining”).

Minco Silver Corporation (the “Company”) is exploring and evaluating silver mineral properties and projects in the People’s Republic of China (“China”). The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations. The Company’s long term viability and the recoverability of amounts shown for long term assets in the Company’s balance sheet are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2005 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2005. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2006. These consolidated financial statements include the accounts of Minco Silver Corporation, its 100% owned subsidiary Minco Silver Ltd., and its interest in the Fuwan Property. All material inter-company accounts and transactions have been eliminated upon consolidation.

2.

Short-term Investments

As at September 30, 2006, short-term investments consist of three cashable guaranteed investment certificates. The yields on these investments were 3.95% to 4.35% (December 31, 2005 – 3% to 3.1%) per year.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests

Guangdong Province, China

On August 20, 2004, Minco Mining transferred the following mineral interests to the Company in exchange for 14,000,000 common shares:

(a)

The right to earn a 51% interest in the Changkeng Silver Interest;

(b)

A preliminary joint venture agreement in relation to the exploration and development of the Fuwan silver deposit ( the “Fuwan Silver Project”); and

(c)

New exploration permits acquired or to be acquired in respect of certain mineral properties adjoining the Fuwan and Changkeng properties and known as the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang and Dadinggang properties.

On September 28, 2004, the Company signed a joint venture agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan Property. The joint venture agreement provided for the Company and GGEDC to incorporate a Sino-Foreign joint venture company with equity interests of 70% and 30%, respectively.  The joint venture company was never formed and the Company has been providing all of the funding to explore and develop the Fuwan Property. On January 10, 2006, the Company and GGEDC agreed that the joint venture will no longer be pursued and the Company should assume a 100% interest in the Fuwan Property.  Consequently, the Company is now responsible for all of the exploration and development expenditures on the property.  GGEDC will, however, continue to provide professional services and technical assistance to the Company in relation to the Company’s mining activities in Guangdong Province, China in return for a 10% net profit interest in the Fuwan Property.

The cost of the exploration permit in respect of the Fuwan Silver Project (the “Fuwan Exploration Permit”) has been independently appraised at approximately $1.47 million (RMB10,330,000). On July 20, 2005, the Ministry of Land and Resources, China, approved the transfer of Fuwan Exploration Permit to Minco Mining (China) Corporation (“Minco China”), a wholly-owned subsidiary of Minco Mining. As of September 30, 2006, the Company had paid a total of approximately $1,036,000 (RMB7,231,000), representing the first two installments payable for the Fuwan Exploration Permit. The remaining installment of approximately $436,000 (RMB3,099,000), which is due on July 20, 2007, is presented in the balance sheet as part of accounts payable and accrued liabilities.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

The following is a summary of other exploration costs incurred by the Company:

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005	Cumulative from August 20, 2004 (inception) to Sep 30, 2006

Consulting fees	$ 30,883	$ 81,126	$ 119,485	$ 116,534	$ 321,193
Drilling	434,159	22,309	704,327	49,439	747,671
Labor costs	13,065	4,946	33,914	4,946	67,239
Other exploration costs	14,193	38,114	39,546	46,291	122,919
	$ 492,300	$ 146,495	$ 897,272	$ 217,210	$ 1,259,022

The exploration permits owned by the Company are held through Minco China for and on behalf of the Company.  Although the Company has taken steps to verify the title to mineral properties in which it has an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects. Further, the Company’s interest in the silver mineralization in the Changkeng Property is dependent upon Minco Mining maintaining its interests in the Changkeng Property in accordance with the terms of a joint venture agreement, to which the Company is not a party.  In the event that Minco Mining loses or alienates any or all of its interest in the Changkeng Property, the Company’s interest in the silver mineralization underlying the Changkeng Property will be lost. The Chankeng permit expired on September 10, 2006 and is in the process of being renewed.

Under the terms of the above mentioned joint venture agreement, Minco Mining may earn up to a 51% interest in the joint venture provided that it invests approximately $7.4 million (RMB 51 million) in the joint venture. In the event Minco Mining ceases to make its investment contributions, its interest in the joint venture will be subject to dilution.  The Company is not responsible to Minco Mining for any of its current commitments as those are designated for the exploration of gold deposits in the Changkeng Property.  The Company will only be responsible for 51% of any commitments made by the joint venture to explore the silver deposits in the Changkeng Property.  At September 30, 2006, no such commitment has been made. (See Note 10 also)

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	September 30, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 47,296	$ 8,609	$ 38,687
Leasehold improvements	8,966	1,201	7,765
Mining equipment	1,262	236	1,026
Motor vehicles	32,867	4,354	28,513
Office equipment and furniture	5,218	1,130	4,088
	$ 95,609	$ 15,530	$ 80,079

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 18,547	$ 2,782	$ 15,765
Leasehold improvements	3,623	362	3,261
Mining equipment	494	74	420
Motor vehicles	22,136	3,320	18,816
Office equipment and furniture	4,223	423	3,800
	$ 49,023	$ 6,961	$ 42,062

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.

Share Capital and Special Warrants

(a)

Common Shares

Authorized:  Unlimited number of common shares without par value.

Issued:

	Shares	Amount
Balance, December 31, 2004	14,000,000	$ 63,331
Conversion of special warrants offered at $0.50 per warrant	6,000,000	3,000,000
Conversion of special warrants offered at $1.25 per warrant (net of share issuance cost $249,208)	4,276,000	5,095,792
Initial public offering at $1.25 per share (net of share issuance cost $148,367)	920,000	1,001,633
Fair value of 187,600 broker warrants issued in connection with the May 2005 private placement	-	(73,498)
Fair value of 92,000 broker warrants issued in connection with the November 2005 initial public offering	-	(28,000)
Balance, December 31, 2005	25,196,000	9,059,258
Share purchase warrants exercised at $1.25 per share, including $27,000 contributed surplus attributed to stock-based compensation recognized on the issuance of warrants	69,900	114,375
Balance, September 30, 2006	25,265,900	$ 9,173,633

On November 24, 2004, the Company closed a non-brokered private placement of 6,000,000 special warrants at $0.50 each for gross proceeds of $3 million. Each special warrant entitled the holder, upon the exercise or deemed exercise, and without payment of any additional consideration, to receive one common share of the Company. The warrants were fully exercised on December 2, 2005.

On May 10, 2005, the Company issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by the Company on a non-brokered basis. Each special warrant entitled the holder to be issued one common share of the Company. The Company paid cash commission of $187,600 for the funds raised on the brokered portion of the placement, an underwriting fee of $15,000, and legal and other costs of $46,608. The warrants were fully exercised on December 2, 2005.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

In connection with the May 2005 offering, the Company issued options to its broker entitling the holder to receive share purchase warrants (the “broker warrants”) allowing the broker to purchase up to 187,600 common shares for a term of 18 months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.  The estimated fair value of the broker warrants using the Black-Scholes model, being $73,498, has been recorded as an issue cost.

On December 1, 2005, the Company received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). The Company’s common shares began trading on the TSX on December 2, 2005. The Company’s trading symbol is “MSV”. The Company converted 10,276,000 special warrants to common shares. The Company also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share (the “IPO”) for gross proceeds of $1,150,000. The broker was paid a cash commission equal to $92,000 or 8% of the proceeds from the sale of common shares pursuant to the IPO and an underwriting and agency fee of $45,000.  Legal and other costs in relation to the issue amounted to a total of $11,367. Following the conversion and IPO, the Company had 25,196,000 common shares outstanding.

As additional consideration in connection with the IPO and a previously completed special warrant offering, the Company also granted warrants to the agent and members of its selling group entitling them to purchase an additional 92,000 common shares at an exercise price of $1.25 per common share for a period of 12 months from the IPO closing date and thereafter at a price of $1.50 per common share for an additional six months. The estimated fair value of the broker warrants using the Black-Scholes model, being $28,000, has been recorded as an issue cost.

The fair value of the broker warrants was calculated using the Black-Scholes option pricing model using a risk-free interest rate of 3.85%, dividend yield of 0% and volatility of 59%.

In October 2005, the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of the Company (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s Shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date. As at September 30, 2006, 9,595,000 common shares were still in escrow.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

The Company has entered into a strategic alliance agreement with Silver Standard Resources Inc. (“Silver Standard”) to jointly pursue silver opportunities in China.  Silver Standard is related to the Company as Silver Standard is a shareholder in the Company and the companies have two common directors. Pursuant to the strategic alliance, Silver Standard participated in the November 24, 2004 and May 10, 2005 special warrant offerings. In this regard, Silver Standard paid $3,200,000 to the Company in exchange for 4,960,000 special warrants, which were subsequently converted to common shares.  Silver Standard has preferential purchase rights to participate in the Company’s future financings in order to increase its equity interest up to 30%.

(b)

Broker Warrants

In 2005, the Company issued 279,600 broker warrants, exercisable at a price of $1.25 per common share during the first twelve months of the term expiring December 1, 2006 and at a price of $1.50 per common share during the last six months of the term expiring May 31, 2007.  The weighted average exercise price of the warrants is $1.25 per common share.  A summary of the broker warrants is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2004	-	$ -
Issued	279,600	1.25
Outstanding at December 31, 2005	279,600	1.25
Exercised	(69,900)	1.25
Outstanding at September 30, 2006	209,700	$1.25

 (c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2004	$ -
2005 stock-based compensation expense	51,000
Fair value of 187,600 broker warrants issued in connection with the May 2005 private placement	73,498
Fair value of 92,000 broker warrants issued in connection with the November 2005 initial public offering	28,000
Balance at December 31, 2005	152,498
2006 stock-based compensation expense	598,000
Transfer to share capital on exercise of share purchase warrants	(27,000)
Balance at September 30, 2006	$ 723,498

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

(d)

Stock Options

The Company may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of common shares reserved for issuance is 4,000,000. The Company expenses stock options over their vesting period, with stock options typically vesting in various increments and having a maximum term of five years.

In 2006, the Company granted 625,000 stock options to its directors, officers, employees and consultants at the price range from $3.18 to $3.67 per share. The Company recorded $598,000 of stock based compensation expense in the year. The stock options granted vest in increments of one-third per year and have a term of five years.

 A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	-	$ -
Granted	2,740,000	1.25
Options outstanding at December 31, 2005	2,740,000	1.25
Granted	625,000	3.48
Exercised	-	-
Expired/cancelled/forfeited	(285,000)	1.25
Options outstanding at September 30, 2006	3,080,000	$ 1.70

The weighted average fair value of options granted during the period ended September 30, 2006 was $2.41. Each option entitles the holders to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00 - $1.30	2,455,000	4.17	$1.25
$3.18 - $3.67	625,000	4.67	$3.48	37,500	$3.29
	3,080,000	4.27	$1.70	37,500	$3.29

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

6.

Related Party Transactions

a.

Accounts payable at September 30, 2006 include $222,636 (December 31, 2005 – $141,479) due to Minco Mining in respect of shared office expenses of $198,644 (December 31, 2005 – $118,020) and exploration expenses for the Fuwan Property of $23,992 (December 31, 2005 – $23,459). The amount was repaid subsequent to the period end.

b.

Due to Minco China at September 30, 2006 was $673,183 (December 31, 2005 – $119,237), used for Fuwan Property, new silver projects’ investigation, and shared office expenses in Minco China. The amount due to Minco China, a wholly-owned subsidiary of Minco Mining, is unsecured and non-interest bearing.

c.

In 2006, the Company paid consulting fees of $59,875 (nine months ended September 30, 2005 – $37,570) to a director and President of the Company. These consulting fees are included in exploration costs, property investigation, management fees and investor relations. The Company also paid director’s fees of $28,500 to three independent directors (nine months ended September 30, 2005 - $nil).

d.

In 2006, the Company paid or accrued $34,436 (nine months ended September 30, 2005 – $33,548) in respect of rent, $84,193 (nine months ended September 30, 2005 – $83,368) in respect of exploration costs, and $507,385 (nine months ended September 30, 2005 – $182,124) in respect of shared office expenses to Minco Mining.

e.

In 2004, Minco Mining transferred its mineral interests in the Changkeng Silver Interest, Fuwan Silver Project, and the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang, and Dadinggang properties to the Company in exchange for 14,000,000 common shares of the Company.  Minco Mining was the sole shareholder of the Company and the two companies had common management at the time of the transaction.

f.

As disclosed in Note 5, the Company entered into a strategic alliance with Silver Standard, a company which is a shareholder of the Company and which is related by two common directors.

The above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

7.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s assets and liabilities and net loss is as follows:

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

7.

Geographical Information (continued)

	September 30,	December 31,
	2006	2005
Current Assets
Canada	$ 6,106,762	$ 7,439,680
China	59,998	75,051
	$ 6,166,760	$ 7,514,731

	September 30,	December 31,
	2006	2005
Long-term Assets
Canada	$ 41,601	$ 16,402
China	38,478	25,660
	$ 80,079	$ 42,062

	September 30,	December 31,
	2006	2005
Current Liabilities
Canada	$ 962,018	$ 232,357
China	436,370	536,450
	$ 1,398,388	$ 768,807

	September 30,	December 31,
	2006	2005
Long-term Liabilities
Canada	$ -	$ -
China	-	460,000
	$ -	$ 460,000

	Three months ended Sep 30, 2006	Three months ended Sep 30, 2005	Nine months ended Sep 30, 2006	Nine months ended Sep 30, 2005
Net Loss
Canada	$ (490,580)	$ (287,370)	$ (1,482,176)	$ (425,415)
China	(443,217)	(290,116)	(682,734)	(331,753)
	$ (933,797)	$ (577,486)	$ (2,164,910)	$ (757,168)

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

8.

Commitments

The Company has committed $34,000 for drilling programs in 2006 on the Fuwan Property.

9.

Financial Instruments

Fair value – The fair values of cash, receivables, accounts payable and accrued liabilities and amount due to Minco China approximates their carrying values due to the short-term nature of these financial instruments. Short-term investments are carried at the lower of cost or market value.

Foreign exchange risk – The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk – The Company is exposed to interest rate risk on its short-term investments.

Credit risk – The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to temporary investments.

10.

Contingencies

(a)

The Company’s interest in the Changkeng Property relates to the assignment to it by Minco Mining of Minco Mining’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng Joint Venture (“JV”) Agreement dated April 16, 2004, superseded by the formal joint venture agreement dated September 28, 2004.  However, the formal Changkeng joint venture has not been established and the Changkeng Permit has yet to be acquired by the Changkeng JV. The Company’s interest in the silver mineralization of the Changkeng Property is entirely dependent on: (i) the Changkeng JV (or Minco Mining directly) acquiring the Changkeng Permit; and (ii) Minco Mining acquiring and maintaining a 51% interest in the Changkeng JV (or in the Changkeng Property). The Changkeng Permit expired on September 10, 2006 and an application for renewal has been made.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

10.

Contingencies (continued)

(b)

There is some risk to the Company’s ownership in all of its mineral interest in China as it does not hold its interests directly. The Company, Minco China and Minco Mining have confirmed pursuant to the Second Confirmation Agreement that Minco China holds the Fuwan Permits on behalf of and in trust for the Company on a temporary basis, until such time as the Company has established a new Chinese corporation, majority controlled by the Company. When the Chinese subsidiary has been established, the Company will direct the permits to be transferred, subject to government approval, from Minco China to the newly established subsidiary. The Company has the sole authority to direct Minco China in the future as to any transfer or other transaction relating to the Fuwan Permits. Minco Mining and Minco China agreed in the Second Confirmation Agreement not to transfer, sell, pledge, grant security interests in, or otherwise encumber, in any manner whatsoever, the Fuwan Permits. In addition, Minco Mining agreed pursuant to the Second Confirmation Agreement not to transfer or sell any of its ownership or equity interest in Minco China or encumber its interest in any way if any of the foregoing, individually or in combination, would have the effect of Minco Mining holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China. Likewise, Minco China agreed pursuant to the Second Confirmation Agreement not to enter into any agreement or grant any option or right for the purchase, sale, transfer or issuance of any ownership or equity interests in Minco China if any of the foregoing, individually or in combination, would have the effect of Minco Mining holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China.

See Note 3 also.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

11.

Subsequent Event

On November 10, 2006, the Company filed a final short form prospectus and entered into an underwriting agreement with a syndicate of underwriters (the “Underwriters”) led by CIBC World Markets Inc. and including Canaccord Capital Corporation and Sprott Securities Inc., in respect of an offering (the “Offering”) of 5,000,000 units at a price of $3.00 per unit for aggregate proceeds of $15,000,000.  Each unit will consist of one common share and one-half of one common share purchase warrant, with each whole warrant being exercisable at $3.45 per common share for a period of 18 months from the closing of the Offering. The Underwriters also have an option to purchase up to an additional 750,000 common shares and 375,000 warrants to cover over-allotments and for market stabilization purposes for a period of 15 days from the closing of the Offering.

The net proceeds of the Offering will be used to fund the exploration and development program on the Fuwan Silver Project and for general working capital purposes.

The Offering is subject to regulatory approval, including approval of the Toronto Stock Exchange, and is expected to close by November 17, 2006.

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